UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2007

INTRALASE CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-50939	38-3380954
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9701 Jeronimo, Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 859-5230

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

As previously reported by IntraLase Corp. (the “Company”), on December 21, 2004, the Board of Directors (the “Board”) of the Company adopted the Executive Incentive Compensation Plan (the “EIC Plan”). Under the EIC Plan, the Company’s executive officers shall be entitled to earn cash bonus compensation based upon the achievement of certain specified performance goals and objectives relating to the Company and to each individual participant. Under the EIC Plan, each participant may be eligible to receive a target bonus calculated by multiplying such participant’s base rate of salary by a percentage value assigned to such participant (the “Target Bonus”). The Compensation Committee of the Board (the “Committee”) shall establish the performance goals and objectives for the EIC Plan at the beginning of each fiscal year. Following the end of each fiscal year, the Committee shall determine the extent to which the performance goals and objectives were attained. Based upon this assessment, the Committee shall award each eligible participant in the EIC Plan a bonus award in an amount equal to a percentage of such participant’s Target Bonus. The Committee may determine that a participant shall receive a bonus award in an amount less than or greater than the amount earned by such participant under the EIC Plan. In no event shall any participant be eligible to receive a bonus if the Company achieves less than 80% of certain goals, defined as “Corporate Goals” in any year.

On February 13, 2007, the Board established the 2007 Executive Incentive Plan Performance Goals as set forth below, which amend and restate Exhibit B to the EIC Plan. No changes were made to Target Bonus percentages.

The Chief Executive Officer’s goals for 2007, which are also the Corporate Goals, are (i) an annual revenue goal; (ii) a quarterly revenue goal; (iii) an annual operating profit goal and (iv) a quarterly operating profit goal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTRALASE CORP.

February 20, 2007	/s/ Shelley B. Thunen
Shelley B. Thunen
Executive Vice President & Chief Financial Officer